Estech Systems, Inc.
and Subsidiary

Consolidated Financial Statements

December 31, 2025

Estech Systems, Inc. and Subsidiary

TABLE OF CONTENTS

Independent Auditor's Report

To the Shareholders of
Estech Systems, Inc. and Subsidiary

Opinion

We have audited the consolidated financial statements of Estech Systems, Inc. and Subsidiary (collectively, the Company), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statement of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Urish Popeck + Co., LLC

Pittsburgh, Pennsylvania
May 4, 2026

ESTECH SYSTEMS, INC. AND SUBSIDIARY
Consolidated Balance Sheet
(In thousands, except par value and share data)

		December 31, 2025
Assets		
Current assets:		
Cash and cash equivalents	$	301
Trade receivables, net of allowance of $113		325
Inventories		820
Equipment financing receivables, net of allowance of $23		1,219
Contract costs		1,559
Contract assets, net of allowance $2		151
Prepaid expenses		207
Other current assets		52
Total current assets		4,634
Contract assets, net of current portion net of allowance of $5		334
Long-term equipment financing receivables, net of allowance $46		2,436
Property and equipment, net of accumulated depreciation of $222		31
Finance lease right-of-use assets		271
Goodwill		534
Contract costs, net of current portion		2,440
Total assets	$	10,680
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$	1,314
Accrued expenses		1,911
Finance leases		133
Other liabilities		30
Contract liabilities		250
Deferred revenues		550
Total current liabilities		4,188
Contract liabilities, net of current portion		376
Finance leases, net of current portion		43
Related-party notes payable		5,198
Total liabilities		9,805
Stockholders' equity:		
Preferred stock, $0.0001 par value; 2,000,000 shares authorized; 0 shares issued and outstanding December 31, 2025		-
Common stock, $.0001 par value; 100,000,000 shares authorized; 50,000,000 shares issued and outstanding December 31, 2025		5
Additional paid-in capital		1,324
Accumulated deficit		(454)
Total stockholders' equity		875
Total Liabilities and Stockholders' Equity	$	10,680

The accompanying notes are an integral part of the consolidated financial statements.

ESTECH SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statement of Operations
For the Year Ended December 31, 2025
(In thousands)

		December 31, 2025
Service revenue	$	21,276
Product revenue		4,827
Total revenue		26,103
Operating expenses:		
Cost of service revenue		6,750
Cost of product revenue		1,744
Selling and marketing		8,180
General and administrative		5,382
Research and development		1,248
Total operating expenses		23,304
Income from operations		2,799
Other income/(expense):		
Interest expense		(385)
Other income/(expense)		645
Total other income/(expense), net		260
Income before income tax		3,059
Income tax expense		-
Net income	$	3,059

The accompanying notes are an integral part of the consolidated financial statements.

ESTECH SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statement of Stockholders' Equity (Deficit)
For the Year Ended December 31, 2025
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount			
Balance, January 1, 2025	50,000,000	5	1,280	(3,513)	(2,228)
Share-based compensation	-	-	44	-	44
Net income	-	-	-	3,059	3,059
Balance, December 31, 2025	50,000,000	$ 5	$ 1,324	$ (454)	$ 875

The accompanying notes are an integral part of the consolidated financial statements.

ESTECH SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2025
(In thousands)

		December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES		
Net income	$	3,059
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:		
Depreciation and amortization		61
Share-based compensation		44
Non-cash operating lease amortization		(28)
Non-cash finance lease amortization		62
Allowance for credit losses		42
Finance lease right-of-use assets		(82)
Gain on sale of property and equipment		(6)
Inventory reserve		(32)
Changes in assets and liabilities:		
Trade receivables		101
Contract assets		(247)
Equipment financing receivables		(266)
Inventories		352
Contract costs		(288)
Prepaid expenses		74
Accounts payable and accrued expenses		534
Deferred Revenue		57
Contract liabilities		69
Net cash provided by/(used in) operating activities		3,506
CASH FLOWS FROM INVESTING ACTIVITIES		
Net cash provided by/(used in) investing activities		-
CASH FLOWS FROM FINANCING ACTIVITIES		
Repayments made on finance leases		(33)
Repayments made on related party notes payable		(3,555)
Net cash provided by/(used for) financing activities		(3,588)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		(82)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR		383
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$	301
Supplemental disclosure of cash flow information:		
Cash used during the year for:		
Interest expense	$	378

The accompanying notes are an integral part of the consolidated financial statements.

1. Description of Business and Significant Accounting Policies

Description of Business – Estech Systems, Inc. is incorporated as a Subchapter S Corporation in the state of Texas. As used hereafter in the notes to the consolidated financial statements, we refer to Estech Systems, Inc. and its wholly owned subsidiary, as "we," "us," or "our Company." Estech Systems, Inc. provides telephone systems, voicemail systems, cloud-based systems and related telephone products for small and medium businesses. Phone systems include cloud-based systems and on-premise systems. Operations include development, purchasing and distribution, as well as support services related to product warranties. The Company distributes nationally through a dealer network and direct sales.

Basis of Presentation – The accompanying consolidated financial statements include the assets, liabilities and operating results of the accounts of Estech Systems, Inc. and its wholly owned subsidiary, which includes ESI Hosted Services, LLC (collectively, the Company). ESI Hosted Services, LLC, houses the licenses to vendor software used to route cloud-based calls. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("US GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – We consider all highly liquid, short-term investments with maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2025, we had cash and cash equivalents in financial institutions in excess of federally insured limits in the amount of $51.

Trade Receivables and Allowance for Credit Losses – Trade receivables are stated at the amount the Company expects to collect. Trade receivables are generally due within 20 days after the invoice date for recurring services and within 30 days for premise based invoices. We provide an allowance for credit losses based on historical loss experience, the age of the receivables, specific troubled accounts and other currently available information.

The allowance for credit losses is determined based on an assessment of historical collection experience using the aging schedule method as well as consideration of current and future economic conditions. Trade receivables are written off against the allowance after all collection efforts have been exhausted and management deems the account to be uncollectible. We believe that our trade receivable credit risk is low because of the geographic and industry diversification of our clients and small account balances for most of our clients. We continually evaluate the adequacy of the allowance for credit losses and adjust as necessary.

Equipment Financing Receivables and Allowance for Credit Losses – Equipment financing receivables are comprised of sales-type leases. Sales-type leases are from financing options provided to clients for cloud telecommunications equipment (IP or cloud telephone desktop devices) and are generally due in installments over periods ranging from three to five years.

We provide an allowance for credit losses based on historical loss experience, adverse situations that may affect a client's ability to pay, current economic conditions and outlook based on reasonable and supportable forecasts. We continually evaluate the adequacy of the allowance for credit losses and adjust as necessary. Equipment financing receivables are written off against the allowance after all collection efforts have been exhausted and management deems the account to be uncollectible. We believe that our equipment financing receivable credit risk is low because of the geographic and industry diversification of our clients and small account balances for most of our clients.

Contract Assets and Allowance for Credit Losses– Contract assets primarily relate to the Company's rights to consideration for work completed but not billed as of the reporting date. The Company recognizes a contract asset when the Company transfers products or services to a customer and the right to consideration is conditional on something other than the passage of time. The contract assets are transferred to receivables when the rights become unconditional.

The allowance for credit losses is determined based on an assessment of historical collection experience using the loss-rate method as well as consideration of current and future economic conditions and changes in our loss-rate trends. We utilized a one-year lookback period to establish our estimate of expected credit losses, as our contractual terms range from three to five years. Contract assets are written off against the allowance after all collection efforts have been exhausted and management deems the account to be uncollectible. We believe that our contract assets credit risk is low because of the geographic and industry diversification of our clients and small account balances for most of our clients. We continually evaluate the adequacy of the allowance for credit losses and adjust as necessary.

Contract Costs – Contract costs primarily relate to spiff commissions paid to channel partners, incremental commission costs paid to sales representatives and sales leadership as a result of obtaining telecommunication service contracts which are recoverable.

The Company capitalized contract costs in the amount of $3,999 at December 31, 2025. Capitalized commission costs are amortized based on the transfer of goods or services to which the assets relate which typically range from thirty-six to sixty months and are included in selling and marketing expenses. During the year ended December 31, 2025, the Company amortized $1,672, and there was no impairment loss in relation to the costs capitalized.

Inventory – Inventories primarily consist of telephone system component parts and finished goods. Finished goods telecommunications equipment parts and finished goods inventory is stated at the lower of cost or net realizable value (first-in, first-out method). In accordance with applicable accounting guidance, we regularly evaluate whether inventory is stated at the lower of cost or net realizable value. If net realizable value is less than cost, the write-down is recognized as a loss in earnings in the period in which the excess occurs.

Property and Equipment – Property and equipment is stated at cost, less accumulated depreciation. Depreciation and amortization expense is computed using the straight-line method in amounts sufficient to allocate the cost of depreciable assets over their estimated useful lives ranging from three to seven years. The cost of leasehold improvements is amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease. Depreciable lives by asset group are as follows:

Machinery and equipment	5 to 7 years
Furniture and office equipment	7 years
Computer software and equipment	3 years

Maintenance and repairs are expensed as incurred. The cost for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated over the estimated useful life. The cost and accumulated depreciation of property and equipment sold or otherwise retired are removed from the accounts and any related gain or loss on disposition is reflected in the statement of operations.

Goodwill – We have recorded goodwill related to a single business acquisition. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The objective of this acquisition was to expand into the cloud-telecommunications space, increase our product offerings and customer base and create cross-selling opportunities, all of which contributed to the recognition of goodwill. We test goodwill for impairment on an annual basis or more frequently if events or changes in circumstances indicate that goodwill might be impaired. Items that could reasonably be expected to negatively affect key assumptions used in estimating fair value include but are not limited to: sustained decline in our financial performance due to the loss of key customers, loss of key personnel, emergence of new technologies or new competitors; and decline in overall market or economic conditions leading to a decline.

The process of estimating the fair value of goodwill is subjective and requires the Company to make estimates that may significantly impact the outcome of the analysis. A qualitative assessment considers events and circumstances such as macroeconomic conditions, industry and market conditions, cost factors and overall financial performance, as well as company specifications. If after performing this assessment, the Company concludes it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the Company must perform the quantitative test. Under the quantitative test, a goodwill impairment is identified by comparing the fair value of the reporting unit to the carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, goodwill is considered impaired and an impairment charge is recognized in an amount equal to the excess, not to exceed the carrying amount of goodwill.

Impairment assessment inherently involves management judgments regarding a number of assumptions. The reporting unit fair value also depends on the future strength of the U.S. economy. New and developing competition as well as technological change could also adversely affect future fair value estimates. Due to the many variables inherent in the estimation of a reporting unit's fair value and the relative size of the Company's recorded goodwill, differences in assumptions could have a material effect on the estimated fair values. For further information, see Note 7 - Goodwill.

Long-lived Assets and Intangible Assets – Our intangible assets consist of the non-compete agreement and customer related value created by the acquisition. The intangible assets are amortized following the patterns in which the economic benefits are consumed or straight-line over the estimated useful life. We periodically review the estimated useful lives of our intangible assets and review these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The determination of impairment is based on estimates of future undiscounted cash flows. If an intangible asset is considered to be impaired, the amount of the impairment will be equal to the excess of the carrying value over the fair value of the asset. There was no impairment of intangible assets identified, and the assigned value of $560 was fully amortized prior to 2025.

Amortizable intangible assets are amortized over the estimated useful lives as follows:

Capitalized software development costs	1 year

Contract Liabilities – Our contract liabilities consist primarily of advance consideration received from customers for telecommunications contracts. The product and monthly service revenue is recognized on completion of the implementation and the remaining activation fees are reclassified as contract liabilities.

Use of Estimates – In preparing the consolidated financial statements, management makes assumptions, estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. Specific estimates and judgments include valuation of goodwill and intangible assets, allowances for doubtful accounts, incentive bonuses accruals, recoverability of long-lived assets and intangible assets, and product warranty liabilities. Management's estimates are based on historical experience and on our expectations that are believed to be reasonable. The combination of these factors forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from our current estimates and those differences may be material.

Contingencies – The Company accrues for claims and contingencies when losses become probable and reasonably estimable. As of the end of each applicable reporting period, the Company reviews each of its matters and, where it is probable that a liability has been or will be incurred, it accrues for all probable and reasonably estimable losses. Where the Company can reasonably estimate a range of losses it may incur regarding such a matter, it records an accrual for the amount within the range that constitutes its best estimate. If the Company can reasonably estimate a range but no amount within the range appears to be a better estimate than any other, it uses the amount that is the low end of such range.

Service and Product Revenue Recognition – Revenue is recognized upon transfer of control of promised services, software solutions or products to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services and excludes any amounts collected on behalf of third parties. The portion of commissions paid to channel partners, which is primarily considered passthrough, is recorded in selling and marketing expenses. We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. We recognize revenue for delivered elements only when we determine there are no uncertainties regarding customer acceptance. Changes in the allocation of the sales price between delivered and undelivered elements can impact the timing of revenue recognized but does not change the total revenue recognized on any agreement. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. For more detailed information about revenue, see Note 2.

Cost of Service Revenue – Cost of service revenue includes cloud telecommunications services. Cloud telecommunications cost of service revenue primarily consists of fees we pay to third-party telecommunications and broadband Internet providers, costs of other third-party services we resell, personnel and travel expenses related to system implementation, and customer service.

Cost of Product Revenue – Cost of product revenue primarily consists of the costs associated with the purchase of desktop devices and other third-party equipment we purchase for resale.

Product Warranty – We provide for the estimated cost of product warranties at the time we recognize revenue. We evaluate our warranty obligations on a product group basis. Our standard product warranty terms include post-sales support and repairs or replacement of a product at no additional charge. For premise-based systems, we offer a limited lifetime warranty. For customers with recurring service agreements, we provide a lifetime warranty for the duration of the service relationship. Warranty coverage remains in effect for as long as the customer maintains active service. We base our estimated warranty obligation upon warranty terms, ongoing product failure rates, and current period product shipments. If actual product failure rates, repair rates, or any other post-sales support costs differ from our estimates, we would revise the estimated warranty liability accordingly. The annual warranty provision for the year ended December 31, 2025 was approximately 0.49% of current year net product revenue.

Research and Development – Research and development expenses consist primarily of personnel and related expenses for the Company's research and development staff, including salaries, benefits, and bonuses and the cost of certain third-party contractors. Research and development costs are expensed as incurred. Costs related to internally developed software are expensed as research and development expense until technological feasibility has been achieved, after which the costs are capitalized.

Fair Value Measurements – The fair value of our financial assets and liabilities was determined based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

- Quoted prices for similar assets or liabilities in active markets;
- Quoted prices for identical or similar assets in non-active markets;
- Inputs other than quoted prices that are observable for the asset or liability; and
- Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

Lease Obligations – We determine if an agreement is a lease at inception. We evaluate the lease terms to determine whether the lease will be accounted for as an operating or finance lease. Operating leases are included in operating lease right-of-use ("ROU") assets, operating lease liabilities, current portion, and operating lease liabilities, net of current portion in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

A lease that transfers substantially all of the benefits and risks incidental to ownership of property are accounted for as finance leases. At the inception of a finance lease, an asset and finance lease obligation is recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property's fair market value. Finance lease obligations are classified as either current or long-term based on the due dates of future minimum lease payments, net of interest.

Notes Payable – We record notes payable net of any discounts or premiums. Discounts and premiums are amortized as interest expense or income over the life of the note in such a way as to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period.

Income Taxes – Estech Systems, Inc. and ESI Hosted Services, LLC. are subchapter S-Corporations and are not required to pay federal income taxes. Accordingly, no federal income tax expense has been recorded. The Company's federal taxable income or loss has been included in the stockholders' respective income tax returns. The Company is subject to state income taxes as applicable.

The Company applies Financial Accounting Standards Board (FASB) ASC 740-10, *Income Taxes*, in accounting for uncertain tax positions. The Company evaluates uncertain tax positions with the presumption of audit detection and "more likely than not" standard to evaluate the recognition of tax benefits or provisions. As of December 31, 2025, the Company does not believe it to have uncertain tax positions.

Interest and penalties associated with income taxes are classified as income tax expense in the consolidated statements of operations.

Stock-Based Compensation – For stock options granted subsequent to January 1, 2006, they are accounted for using the grant date fair value method and we recognize forfeitures as they are incurred. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock option at the date of grant using the Black-Scholes option pricing model and is recognized over the vesting period with a corresponding increase to additional paid-in capital.

Significant Customers – No customer accounted for 10% or more of our total revenue for the year ended December 31, 2025. No customer accounted for 10% or more of our total trade receivables as of December 31, 2025.

Preferred Shares – As of December 31, 2025, no preferred shares have been issued. If issued, preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and liquidation preferences, as shall be determined by the board of directors at that time.

Common Shares – All shares of the Company's common stock are held by two shareholders. Common shares have par value of $.0001 per share.

Liquidation – In the event of a liquidation, as defined by the Company's articles of incorporation, distributions of the assets of the Company will be made to the holders of any class or classes of capital shares of the Company prior to others.

Recently Adopted Accounting Pronouncements – In September 2016, the FASB issued ASU 2016-13, *Financial Instruments - Credit Losses,* with additional updates and amendments being issued in 2018, 2019, 2020 and 2022 (collectively, "ASC 326"). The new standard updates the impairment model for financial assets measured at amortized cost, known as the Current Expected Credit Loss ("CECL") model. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities are required to use a new forward-looking "expected loss" model that generally results in the earlier recognition of an allowance for credit losses. The Company adopted ASC 326 on a modified retrospective basis as of January 1, 2025, through a cumulative-effect adjustment to the Company's beginning accumulated deficit balance; the impact of the adoption was not material to the Company's consolidated financial statements. The adoption of this standard and applicable amendments primarily impacted the estimation of our allowance for credit losses for accounts receivable and established an allowance for credit losses for our equipment finance receivables and contract assets. See Note 3 - Trade Receivables and Allowance for Credit Losses, Note 4 – Equipment Financing Receivables and Allowance for Credit Losses, and Note 2 – Contract Assets Allowance for Credit Losses for additional discussion regarding the impacts from the adoption of this standard.

Recently Issued Accounting Pronouncements – In December 2025, the Financial Accounting Standards Board ("FASB") issued ASU 2025-12 "Codification Improvements." The ASU represents changes to the Codification that clarify, correct errors, or make minor improvements. The amendments make the Codification easier to understand and apply. The amendments in ASU 2025-12 are effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. Except for the amendments to Topic 260, "Earnings Per Share" this ASU can be applied either prospectively or retrospectively with transition method elected on an issue-by-issue basis. The Company is currently evaluating ASU 2025-12 to determine the impact it may have on our consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, "Intangibles — Goodwill and Other — Internal-Use Software (Topic 350-40): Targeted Improvements to the Accounting for Internal-Use Software" which amends the guidance in ASC 350-40, "Intangibles — Goodwill and Other — Internal-Use Software." This ASU modernizes the recognition and disclosure framework for internal-use software costs, removing the previous "development stage" model and introducing a more judgment-based approach. The amendments in ASU 2025-06 are effective for fiscal years beginning after December 15, 2027, and for interim periods within those annual reporting periods, with early adoption permitted. This ASU is permitted to be applied prospectively, retrospectively or through a modified transition approach. The Company intends to early adopt ASU 2025-06 prospectively, effective January 1, 2026. The adoption is not expected to have an impact on our consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05 "Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets." This ASU provides entities with a practical expedient to simplify the estimation of expected credit losses on current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606 by allowing the assumption that current conditions as of the balance sheet date will not change during the remaining life of the asset. The amendments in ASU 2025-05 are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early prospective adoption permitted. The adoption is not expected to have an impact on our consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, "*Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.*" ASU 2024-03 requires a public business entity ("PBE") to disclose information in the notes to financial statements about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. Entities would also have to disclose other specific expenses, gains, or losses that are already required to be disclosed under GAAP in this same disclosure, a qualitative description of the amounts remaining that are not separately disaggregated quantitatively, and the total amount of selling expenses, as well as the PBE's definition of selling expenses. In January 2025, the FASB Issued ASU No. 2025-01, "*Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40),*" which clarified that ASU 2024-03 is effective public business entities for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The application of this new guidance is not expected to have a material impact on the Company's financial statements, as the guidance pertains only to disclosures.

2. Revenue

Revenue is measured based on a consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. Taxes assessed by a governmental authority that are both imposed on and concurrent

with a specific revenue-producing transaction, which are collected by the Company from a customer, are excluded from revenue. The following is a description of principal activities from which the Company generates its revenue.

Cloud Telecommunications Services

Products and services may be sold separately or in bundled packages. The typical length of a contract for service is thirty-six to sixty months. Customers are billed for these services on a monthly basis. For bundled packages, the Company accounts for individual products and services separately if they are distinct – i.e. if a product or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate products and services in a bundle based on their relative stand-alone selling prices. The stand-alone selling prices are determined based on the prices at which the Company separately sells the desktop devices and telecommunication services. For items that are not sold separately (e.g. additional features) the Company estimates stand-alone selling prices using the adjusted market assessment approach.

Desktop Devices – Revenue generated from the sale of telecommunications equipment (desktop devices) is recognized when the customer takes possession of the devices and the cloud telecommunications services begin. The Company typically bills and collects the fees for the equipment upon entering into a contract with a customer. Cash receipts are recorded as a contract liability until implementation is complete and the services begin. The company also sells cabinets and telecommunication equipment directly to sellers and revenue is recognized at time of sale. These sales are one-time in nature and not tied to customer contracts.

Equipment Financing Revenue – Fees generated from renting our cloud telecommunication equipment (IP or cloud telephone desktop devices) through leasing contracts are recognized as revenue based on whether the lease qualifies as an operating lease or sales-type lease. The two primary accounting provisions which we use to classify transactions as sales-type or operating leases are: 1) lease term to determine if it is equal to or greater than 75% of the economic life of the equipment and 2) the present value of the minimum lease payments to determine if they are equal to or greater than 90% of the fair market value of the equipment at the inception of the lease. The economic life of most of our products is estimated to be three years, since this represents the most frequent contractual lease term for our products, and there is no residual value for used equipment. Residual values, if any, are established at the lease inception using estimates of fair value at the end of the lease term. The vast majority of our leases that qualify as sales-type leases are non-cancelable and include cancellation penalties approximately equal to the full value of the lease receivables. Leases that do not meet the criteria for sales-type lease accounting are accounted for as operating leases. Revenue from sales-type leases is recognized upon installation and the interest portion is deferred and recognized as earned. Revenue from operating leases is recognized ratably over the applicable service period.

Cloud Telecommunications Services – Cloud telecommunication services include voice, data, collaboration software, and interest generated from equipment financing revenue. The Company recognizes revenue as services are provided in service revenue. Cloud telecommunications services are billed and paid on a monthly basis. Our telecommunications services contracts typically have a term of thirty-six to sixty months.

Fees, Commissions, and Other, Recognized over Time – Includes contracted and non-contracted items such as:

- Contracted activation and porting fees – The Company generally allocates a portion of the activation fees to the desktop devices, which is recognized at the time of the installation or customer acceptance, and a portion to the service, which is recognized over the contract term using the straight-line method.
- Non-contracted carrier cost recovery fee – This fee recovers the various costs and expenses that the Company incurs in connection with complying with legal, regulatory, and other requirements, including without limitation federal, state, and local reporting and filing requirements. This fee is assessed as a set percentage of our monthly billing and is recognized monthly.
- Non-contracted administrative fees – Administrative fees are recognized as revenue on a monthly basis.

One-Time Fees, Commissions, and Other – Includes contracted and non-contracted items such as:

- Contracted professional service revenue – Professional service revenue includes professional installation services, custom integration, and other professional services. The Company typically bills and collects professional service revenue upon entering into a contract with a customer. Professional service revenue is recognized as revenue when the performance obligations are completed.
- Non-contracted cancellation fees – These cancellation fees relate to remaining contractual term buyout payments in connection with early cancellation and are billed and recognized as revenue upon contract termination. A corresponding allowance for doubtful accounts is recorded due to the uncertainty of the cancellation fee collection.
- Other non-contracted fees – These fees include shipping fees, restore fees, reactivation fees, and insufficient funds fee. Other non-contracted fees are recognized as revenue upon invoicing.

Disaggregation of Revenue

In the following table, revenue is disaggregated by primary major product line, and timing of revenue recognition for the year-ended December 31, 2025 (in thousands):

Major products/services lines		
Desktop devices	$	4,799
Equipment financing revenue		677
Telecommunications services		18,160
Fees, commissions, and other, recognized over time		1,893
One time fees, commissions and other		574
Professional services and other	$	26,103
Timing of revenue recognition		
Products, services, and fees recognized at a point in time	$	5,373
Products, services, and fees transferred over time		20,730
	$	26,103

Contract balances

The following table provides information about receivables, contract assets, and contract liabilities from contracts with customers as of December 31, 2025 (in thousands):

Receivables, which are included in trade receivables, net of allowance for credit losses	$	325
Contract assets, net of allowance for credit losses		485
Contract liabilities		626

Significant changes in the contract assets and the contract liabilities balances during the year-ended December 31, 2025 are as follows (in thousands):

		Contract Assets		Contract Liabilities
Revenue recognized that was included in the contract liability balance at the beginning of the period	$	-	$	(920)
Increase due to cash received, excluding amounts recognized as revenue during the period		-		316
Transferred to receivables from contract assets recognized at the beginning of the period		(138)		-
Increase due to additional unamortized discounts		379		-

Contract assets and allowance for credit losses

Our contract assets balance consists of the Company's rights to consideration for work completed but not billed as of the reporting date. The contract assets are transferred to receivables when the rights become unconditional. Contract assets as of December 31, 2025 were as follows (in thousands):

Gross contract assets	$	493
Less: allowance for credit losses		(7)
Contract assets, net of allowance for credit losses	$	485

The changes in the allowance for credit losses for the year December 31, 2025 were as follows (in thousands):

Balance at January 1, 2025	$	-
Provision		(7)
Write-offs		-
Recoveries and other		-
Balance at December 31, 2025	$	(7)

The allowance for credit losses is determined based on an assessment of historical collection experience using the loss-rate method as well as consideration of current and future economic conditions and changes in our loss-rate trends. We utilize a one-year

lookback period to establish our estimate of expected credit losses, as our contractual terms range from three to five years. Based on that assessment, the allowance for credit losses as a percent of gross contract assets increased to 1.5% at December 31, 2025.

Transaction price allocated to the remaining performance obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period (in thousands):

	2026	2027	2028	2029	2030 and thereafter	Total
Desktop devices	$ 470	-	-	-	-	$ 470
Telecommunications services RPOs	16,978	13,920	10,148	6,383	2,985	50,414
Total remaining performance obligations	17,448	13,920	10,148	6,383	2,985	50,884
All consideration from contracts with customers is included in the amounts presented above						

As of January 1, 2025, the balance of contract assets, contract costs and contract liabilities were $245, $3,711, and $(557), respectively.

3. Trade Receivables and Allowance for Credit Losses

Our trade receivables balance consists of traditional trade receivables. Trade receivables at December 31, 2025 were as follows (in thousands):

Gross trade receivables	$ 439
Less: allowance for credit losses	(113)
Trade receivables, net	$ 325
Current trade receivables, net	$ 325
Long-term trade receivables, net	-
Trade receivables, net	$ 325

The allowance for credit losses was as follows (in thousands):

Balance at January 1, 2025	$ 147
Provision	369
Write-offs	(398)
Recoveries and other	(5)
Balance at December 31, 2025	$ 113

The allowance for credit losses is determined based on an assessment of historical collection experience using the aging schedule method as well as consideration of current and future economic conditions. Based on that assessment, the allowance for credit losses as a percentage of gross trade receivables decreased to 8.0% at December 31, 2025. Early termination fees invoiced and still outstanding as of December 31, 2025 are included in the gross trade receivables balance with a full credit loss to offset this amount.

4. Equipment Financing Receivables and Allowance for Credit Losses

Our equipment financing receivables balance consists of sales-type leases arising from lease financing of cloud telecommunication equipment (IP or cloud telephone desktop devices) bundled and sold with our cloud telecommunications services. The majority of our leases that qualify as sales-type leases are non-cancelable and include cancellation penalties approximately equal to the full value of the lease receivables. Revenue from sales-type leases is recognized upon installation and the interest portion is deferred and recognized as earned. These receivables are typically collateralized by a security interest in the underlying equipment. Equipment financing receivables at December 31, 2025 were as follows (in thousands):

Gross equipment financing receivables	$	5,067
Less: unearned income		(1,343)
Less: allowance for credit losses		(69)
Equipment financing receivables, net	$	3,655
Current equipment financing receivables, net	$	1,219
Long-term equipment financing receivvables, net		2,436
Equipment financing receivables, net	$	3,655

A summary of our gross equipment financing receivables' future contractual maturities, as of December 31, 2025 are as follows (in thousands):

Year ending December 31,		
2026	$	1,859
2027		1,481
2028		1,006
2029		560
2030 and thereafter		161
Total	$	5,067

Allowance for Credit Losses

The changes in the allowance for credit losses for the year ended December 31, 2025 were as follows (in thousands):

Year ending December 31,		
Balance at January 1, 2025	$	-
Provision		(32)
Write-offs		101
Recoveries and other		-
Balance at December 31, 2025	$	69

Aging of Receivables

The aging of gross equipment financing receivables at December 31, 2025 were as follows (in thousands):

Past due amounts 0 - 90 days	$	3,720
Past due amounts > 90 days		4
Total	$	3,724

Our equipment financing receivable portfolio is primarily in the United States. The allowance for credit losses is determined principally based on an assessment of origination year and past collection experience as well as consideration of current and future economic conditions and changes in our customer collection trends. Based on that assessment, the allowance for credit losses as a percent of gross equipment financing receivables (net of unearned income) decreased to 1.8% at December 31, 2025.

The allowance for credit losses represents an estimate of the losses expected to be incurred from the Company's equipment financing receivable portfolio. The projected loss rates are primarily based upon historical loss experience adjusted for judgments about the probable effects of relevant observable data including current and future economic conditions as well as delinquency trends, resolution rates, and the aging of receivables. The allowance for credit losses for equipment finance receivables is inherently more difficult to estimate than the allowance for trade receivables because the underlying lease portfolio has an average maturity, at any time, of approximately three to five years and contains unbilled amounts. We consider all available information in our quarterly assessments of the adequacy of the allowance for credit losses. We believe our estimates, including any qualitative adjustments, are reasonable and have considered all reasonably available information about past events, current conditions, and reasonable and supportable forecasts of future events and economic conditions. The identification of account-specific exposure is not a significant factor in establishing the allowance for credit losses for equipment finance receivables. We continue to monitor developments in future economic conditions and trends, and as a result, our reserve may need to be updated in future periods.

The table below shows gross equipment financing receivables and current period gross write offs by year of origination for the year ended December 31, 2025 (in thousands):

	2025	2024	2023	2022	2021	Prior	Total Equipment Financing Receivables
Gross equipment financing receivables	$ 1,318	1,093	782	438	93	-	$ 3,724
Current period gross write offs	$ 32	15	28	18	6	2	$ 101

5. Prepaid Expenses

Prepaid expenses at December 31, 2025 consisted of the following (in thousands):

Prepaid corporate insurance	$ 65
Prepaid software services and support	57
Prepaid employee benefits	56
Prepaid marketing and advertising	15
Other prepaid	14
Total prepaid expenses	$ 207

6. Property and Equipment

Property and equipment at December 31, 2025 consisted of the following (in thousands):

Leasehold improvements	$ 174
Computer software and equipment	79
Less: accumulated depreciation	(222)
Total property and equipment, net	$ 31

Depreciation expense is included in general and administrative expenses and totaled $59 for the year ended December 31, 2025.

7. Goodwill

The following table provides a summary of changes in the carrying amounts of goodwill for the year ended December 31, 2025 (in thousands):

	Goodwill
Balance at January 1, 2025	$ 534
Additions	-
Balance at December 31, 2025	534

8. Accrued Expenses

Accrued expenses at December 31, 2025 consisted of the following (in thousands):

Accrued sales and telecommunications taxes	$ 770
Accrued wages and benefits	802
Accrued audit and tax fees	207
Product warranty liability	35
Other	97
Total accrued expenses	1,911

The changes in aggregate product warranty liabilities for the year ended December 31, 2025 were as follows (in thousands):

		Warranty Liabilities
Balance at January 1, 2025	$	74
Accrual for warranties		-
Adjustments related to pre-existing warranties		-
Warranty settlements		(39)
Balance at December 31, 2025		35

Product warranty expense is included in cost of product revenue and totaled $24 for the year ended December 31, 2025.

9. Related Party Notes Payable

Related party notes payable consists of long-term financing arrangements at December 31, 2025 (in thousands):

Related party note payable	$	5,198
Other notes payable		-
Total notes payable	$	5,198
Less: current notes payable		-
Notes payable, net of current portion	$	5,198

On various dates we entered into promissory notes with the Company's owners for an aggregate principal balance of $5,198. The promissory notes require interest only payments through their maturity date of December 31, 2028. We are permitted and at the Company's discretion able to make principal payments at any time before the stated maturity. Interest on the notes is at a Secured Overnight Financing Rate (SOFR) + 1%. At December 31, 2025, this rate was 4.76%. Interest expense paid to related parties was $378 for the year ended December 31, 2025.

As of December 31, 2025, future principal payments are scheduled as follows (in thousands):

Year ending December 31, 2025		
2026	$	-
2027		-
2028		5,198
2029		-
2030 and thereafter		-
Total	$	5,198

10. Fair Value Measurements

We have financial instruments as of December 31, 2025 for which the fair value is summarized below (in thousands):

		Carrying Value		Estimated Fair Value
Assets:				
Trade receivables, net	$	325	$	325
Equipment fiancing receivables		3,986		3,986
Liabilities:				
Finance leases	$	176	$	176
Notes payable		5,198		5,198

We have no liabilities for which fair value is recognized in the balance sheet on a recurring basis as of December 31, 2025.

11. Stock-Based Compensation

We have an incentive stock-based compensation plan that provides for the grant of up to 25,000,000 stock options to eligible employees. As of December 31, 2025, we had 45,081,810 shares remaining in the plans available to grant.

Stock Options

The weighted-average fair value of stock options on the date of grant and the assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2025 using the Black-Scholes option-pricing model were as follows:

Weighted-average fair value of options granted	$	0.40
Expected volatility		62%
Expected life (in years)		1.00
Risk-free interest rate		5.38%
Expected dividend yield		0.00%

The expected volatility of the options is determined using historical volatilities based on historical stock prices of peer companies. The expected life of the options granted is based on our historical share option exercise experience. The risk-free interest rate is determined using the yield available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the option.

The following table summarizes the stock option activity under the plans for the year ended December 31, 2025 (in thousands, except share data):

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Life	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2025	3,618,190	0.05	9.68 years	899
Granted	1,050,000	0.05		
Exercised	-	-		
Cancelled/forfeited	-	-		
Outstanding at December 31, 2025	4,668,190	0.05	6.74 years	1,266
Exercisable as of January 1, 2025	3,218,692	0.05	8.68 years	1,162
Exercisable as of December 31, 2025	3,321,379	0.05	8.68 years	1,162
Shares vested and expected to vest	3,321,379	0.05	8.68 years	1,162

The total intrinsic value of options exercised during the year ended December 31, 2025 was $0.

As of December 31, 2025, the total future compensation expense related to non-vested options not yet recognized in the consolidated statements of operations was approximately $499 and the weighted-average period over which these awards are expected to be recognized is approximately 1 year.

The following table summarizes the statement of operations effect of stock-based compensation for the year ended December 31, 2025 (in thousands):

Share-based compensation expense by financial statement line item:		
Cost of revenue	$	-
Research and development		-
Selling and marketing		-
General and administrative		44
Total cost related to share-based compensation expense	$	44

12. Leases

Lessee Accounting

We determine if an agreement is a lease at inception. We lease data center equipment, including maintenance contracts under finance leases. Our current office lease is under 12 months and not included as an operating lease.

Operating leases are recorded as right-of-use ("ROU") assets and lease liabilities on the balance sheet, excluding leases that are less than 12 months. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets also include any lease payments made and exclude lease incentives. The Company's lease agreements do not contain any variable lease payments, material residual value guarantees or any restrictive covenants. Our lease terms may include options, at our sole discretion, to extend or terminate the lease.

We currently lease office space in Plano, Texas under a non-cancelable operating lease agreement that expires in 2026 and less than 12-months. Rental expense associated with this lease for the year ended December 31, 2025 was $9.

We have lease agreements with lease and non-lease components, and we account for the lease and non-lease components as a single lease component. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company leases equipment and support under finance lease agreements which extends through 2027 and 2028. The outstanding balance for finance leases was $176 as of December 31, 2025. Related accumulated depreciation totaled $61 as of December 31, 2025. The interest rates on the finance lease obligations are 4.25% and 3.96% for the Dell and HP equipment, respectively. Interest expense was $7 for the year ended December 31, 2025.

The maturity of operating leases and finance lease liabilities as of December 31, 2025 are as follows (in thousands):

Year ending December 31, 2025	Operating Leases	Finance Leases
2026	$ -	$ 139
2027	-	37
2028	-	7
2029	-	-
2030	-	-
Total minimum lease payments	$ -	$ 183
Less: amount representing interest	-	(7)
Present value of minimum lease payments	-	176

Lease term and discount rate	
Weighted-average remaining lease term (years)	
Finance leases	1.9
Weighted-average discount rate	
Finance leases	4.1%

The following table summarizes the consolidated statement of cash flows effect of lease liabilities for the year ended December 31, 2025 (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:	
Operating cash flows from operating leases	$ 477
Financing cash flows from finance lease	33
Non-cash investing and financing activities:	
Additions to ROU assets obtained from:	
New finance lease liabilities	$ 82

13. Commitments and Contingencies

Employee Bonus Plan Accrual

We utilize incentive bonuses to reward performance achievements for the executive team and other senior leaders. The bonuses are structured based on both quarterly and an annual targets and the December 31, 2025 balance represents the total accrual. The fourth quarter bonus accrual and annual bonus accrual were $97 and $80, respectively. The executive team members were also granted stock options totaling 1,050 shares, which approximated $371 in grant date fair value, contingent on a successful sale of the business by March 6, 2026.

Legal Proceedings

In the ordinary course of business, the Company may be involved in a variety of claims, lawsuits, investigations, and other proceedings, including patent infringement claims, employment litigation, regulatory compliance matters, and contractual disputes, which can arise in the normal course of the Company's operations. The Company recognizes a provision when management believes information available prior to the issuance of the financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts the amount of the provision to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. While it is not possible to predict with certainty the outcome of the claims or lawsuits, it is the opinion of management that the ultimate outcome of all actions would not have a material effect on the Company's financial position. As of December 31, 2025, the Company does not have a recorded liability for estimated losses. Legal costs are expensed as incurred.

Patent Infringement

The Company had patent infringement lawsuits in which the Company was awarded settlements. The Company recognizes these settlements as received. For the year ended December 31, 2025, the Company recognized $645 and is included on the consolidated statement of operations in other income.

14. Employee Benefit Plan

We have established a retirement savings plan for eligible employees. The plan allows employees to contribute a portion of their pre-tax compensation in accordance with specified guidelines. The plan covers all employees over the age of 21 upon completing three months of service. Employees may contribute up to 90% of their annual compensation, subject to max contribution limits. The Company 25% of the first 6% of the employee's contributed income, which vests over a six-year period, subject to certain accelerations criteria. For the year ended December 31, 2025, we contributed approximately $96 to the retirement savings plan.

15. Subsequent Events

Subsequent events have been evaluated through May 4, 2026, the date the financial statements were available to be issued. No events requiring disclosure or recording in the consolidated financial statements have been identified for the year ended December 31, 2025, except for:

Sale of Estech Systems, Inc.

On February 27, 2026, the Company entered into a Membership Interest Purchase Agreement with Crexendo, Inc. ("Crexendo") a Nevada corporation. Crexendo acquired one hundred percent (100%) of the membership interests Estech Systems, LLC (formerly Estech Systems, Inc.), a Delaware limited liability company, and its operating subsidiary, ESI Hosted Services, LLC (formerly ESI Hosted Services, Inc.), in exchange for (i) a cash payment at closing in the amount of $27,300, and (ii) 1,159,508 shares of Crexendo's common stock, par value $0.001 per share valued at $7,700 for an aggregate purchase price of $35,000. On March 1, 2026, the Company closed the transaction. The Company incurred $383 of acquisition related costs for the year ended December 31, 2025, which are reflected in general and administrative costs in the consolidated statement of operations. As part of the closing, the Company repaid its outstanding related-party promissory notes and finance leases.